EX-33.2
(logo) Countrywide
HOME LOANS

2900 MADERA RD
SIMI VALLEY, CA 93065
(805) 955-1000

Management Assertion

February 28, 2008

As of and for the year ended December 31, 2007, Countrywide Financial Corporation and subsidiaries, including its wholly-owned subsidiary, Countrywide Home Loans, Inc. ("CHL"), and Countrywide Home Loans Servicing, L.P., a wholly-owned subsidiary of CHL, (collectively, the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation for Mortgage Bankers (USAP) for residential mortgage-backed securities, (securities collateralized by residential mortgage loans, including prime, alternative loan products, sub-prime, HELOC and closed seconds) publicly issued prior to January 1, 2006, publicly issued transactions issued by any government sponsored entity, all non publicly issued transactions, and loans held in portfolio at Countrywide Bank, FSB for which the Company provides servicing functions as of and for the year ended December 31, 2007. As of and for this same period, the Company had in effect a mortgage bankers' (fidelity) bond in the amount of $200,000,000 and an errors and omissions policy in the amount of $175,000,000.


/s/ Steve Bailey
Steve Bailey
Senior Managing Director and
Chief Executive Officer, Loan Administration


/s/ Kevin Meyers
Kevin Meyers
Managing Director and Chief Financial Officer,
Loan Administration